                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                   CRANE CO.,

                                 STC MERGER CO.

                                       AND

                          SIGNAL TECHNOLOGY CORPORATION



                              DATED APRIL 16, 2003











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--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Section                                                                                            Page
-------                                                                                            ----
ARTICLE I THE OFFER AND THE MERGER...................................................................1
         SECTION 1.01.    The Offer..................................................................1
         SECTION 1.02.    Company Actions............................................................3
         SECTION 1.03.    Directors..................................................................4
         SECTION 1.04.    The Merger.................................................................5
         SECTION 1.05.    Effective Time; Closing....................................................6
         SECTION 1.06.    Effect of the Merger.......................................................6
         SECTION 1.07.    Certificate of Incorporation; By-laws......................................6
         SECTION 1.08.    Directors and Officers.....................................................6

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES....,...................................6
         SECTION 2.01.    Conversion Of Securities...................................................6
         SECTION 2.02.    Exchange of Certificates for Cash..........................................7
         SECTION 2.03.    Stock Transfer Books.......................................................9
         SECTION 2.04.    Stock Options..............................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................11
         SECTION 3.01.    Organization and Qualification; Subsidiaries..............................11
         SECTION 3.02.    Certificate of Incorporation and By-laws..................................11
         SECTION 3.03.    Capitalization............................................................11
         SECTION 3.04.    Authority Relative to this Agreement......................................12
         SECTION 3.05.    No Conflict; Required Filings and Consents................................13
         SECTION 3.06.    Permits; Compliance with Law..............................................13
         SECTION 3.07.    SEC Filings; Financial Statements.........................................14
         SECTION 3.08.    Absence of Certain Changes or Events......................................15
         SECTION 3.09.    Absence of Litigation.....................................................16
         SECTION 3.10.    Employee Benefit Plans....................................................16
         SECTION 3.11.    Labor Matters.............................................................17
         SECTION 3.12.    Real Property and Leases..................................................17
         SECTION 3.13.    Intellectual Property.....................................................17
         SECTION 3.14.    Taxes.....................................................................18
         SECTION 3.15.    Environmental Matters.....................................................19
         SECTION 3.16.    Material Contracts; Government Contracts..................................20
         SECTION 3.17.    Opinion of Financial Advisor..............................................23
         SECTION 3.18.    Vote Required.............................................................23
         SECTION 3.19.    Brokers; Fees and Expenses................................................23
         SECTION 3.20.    Customers.................................................................24
         SECTION 3.21.    Anti-Takeover Laws........................................................24
         SECTION 3.22.    Disclosure Documents......................................................24
         SECTION 3.23.    Certain Payments..........................................................25



         Section                                                                                   Page
         -------                                                                                   ----
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...................................25
         SECTION 4.01.    Organization and Qualification............................................25
         SECTION 4.02.    Certificate of Incorporation and By-laws..................................26
         SECTION 4.03.    Authority Relative to this Agreement......................................26
         SECTION 4.04.    No Conflict; Required Filings and Consents................................26
         SECTION 4.05.    Absence of Litigation.....................................................27
         SECTION 4.06.    Brokers...................................................................27
         SECTION 4.07.    Funds.....................................................................27
         SECTION 4.08.    Disclosure Documents......................................................27

ARTICLE V CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME............................................28
         SECTION 5.01.    Conduct of Business by the Company Pending the Effective Time.............28

ARTICLE VI ADDITIONAL AGREEMENTS....................................................................30
         SECTION 6.01.    Company Stockholders' Meeting.............................................30
         SECTION 6.02.    Company Proxy Statement...................................................30
         SECTION 6.03.    Appropriate Action; Consents; Filings.....................................31
         SECTION 6.04.    Access to Information; Confidentiality....................................33
         SECTION 6.05.    No Solicitation of Competing Transactions.................................33
         SECTION 6.06.    Directors' and Officers' Insurance........................................35
         SECTION 6.07.    Notification of Certain Matters...........................................35
         SECTION 6.08.    Public Announcements......................................................36
         SECTION 6.09.    Bonus Plan................................................................36
         SECTION 6.10.    Stockholder Litigation....................................................37
         SECTION 6.11.    Termination of 401(k) Plan and Executive Deferred Compensation Plan.......37
         SECTION 6.12.    Additional Company SEC Reports; Financial Statements......................37
         SECTION 6.13.    Rights Agreement..........................................................37
         SECTION 6.14.    Limitation on Expenses....................................................38

ARTICLE VII CONDITIONS TO THE MERGER................................................................38
         SECTION 7.01.    Conditions to the Obligation of Each Party................................38

ARTICLE VIII TERMINATION; AMENDMENT; AND WAIVER.....................................................38
         SECTION 8.01.    Termination...............................................................38
         SECTION 8.02.    Effects of Termination....................................................41
         SECTION 8.03.    Fees and Expenses.........................................................41
         SECTION 8.04.    Amendment.................................................................42
         SECTION 8.05.    Waiver....................................................................42

ARTICLE IX GENERAL PROVISIONS.......................................................................42
         SECTION 9.01.    Non-Survival of Representations, Warranties and Agreements................42
         SECTION 9.02.    Notices...................................................................42



         Section                                                                                   Page
         -------                                                                                   ----
         SECTION 9.03.    Certain Definitions.......................................................43
         SECTION 9.04.    Severability..............................................................45
         SECTION 9.05.    Entire Agreement; Assignment..............................................45
         SECTION 9.06.    Parties in Interest.......................................................45
         SECTION 9.07.    Specific Performance......................................................45
         SECTION 9.08.    Governing Law; Exclusive Forum............................................45
         SECTION 9.09.    Consent to Jurisdiction and Venue.........................................45
         SECTION 9.10.    Headings..................................................................46
         SECTION 9.11.    Counterparts..............................................................46



                           COMPANY DISCLOSURE SCHEDULE
                           ---------------------------

Schedule No.
------------

2.04A          Certain Company Options
2.04B          Post-closing Option Payouts
3.01           Subsidiaries
3.03-1         Stock Options
3.03-2         Contractual Obligations with respect to Capital Stock
3.03-3         Liens on Capital Stock of Subsidiaries
3.05-1         No Conflicts
3.05-2         Required Filings and Consents
3.06-1         Company Authorizations
3.06-2         Company Permits
3.06-3         Conflicts with Law
3.06-4         Department of Defense Investigations
3.07           Amendments to Filed Documents
3.08           Changes or Events Since December 31, 2002
3.09           Litigation
3.10           Employee Benefit Plans
3.12-1         Real Property
3.12-2         Encumbrances on Assets
3.13-1         Company Intellectual Property Licenses
3.13-2         License or Use of Company Intellectual Property by Third Parties
3.14           Taxes
3.15           Environmental Matters
3.16-1         Material Contracts
3.16-2         Defaults Under Material Contracts
3.16-3         Material Contracts Not Provided to Parent
3.16-4         Government Contracts
3.16-5         Exceptions to Government Contracts
3.19           Actual Transaction Expenses
3.20           Customers
5.01           Conduct of Business Pending Merger


                                      ANNEX
                                      -----

A              Conditions to the Offer


                                     EXHIBIT
                                     -------

1.07           Certificate of Incorporation of the Surviving Corporation

                             INDEX OF DEFINED TERMS
                             ----------------------

                          (Not Part of this Agreement)
                          ----------------------------


Actual Transaction Expenses                          Section 3.19
affiliate                                            Section 9.03(a)
Agreement                                            Recitals
associate                                            Section 9.03(b)
beneficial owner                                     Section 9.03(c)
Blue Sky Laws                                        Section 3.05(b)
business day                                         Section 9.03(d)
Cap                                                  Section 8.03(b)
Certificate of Merger                                Section 1.05
Certificates                                         Section 2.02(b)
Code                                                 Section 2.02(f)
Commencement Date                                    Section 1.01(a)
Common Stock                                         Recitals
Company                                              Recitals
Company Disclosure Schedule                          Section 3.01
Company Intellectual Property                        Section 3.13
Company Material Adverse Effect                      Section 3.01
Company Options                                      Section 2.04(a)
Company 2002 Balance Sheet                           Section 3.07(c)
Company Permits                                      Section 3.06
Company Proxy Statement                              Section 3.22(b)
Company SEC Reports                                  Section 3.07(a)
Company Stock Option Plans                           Section 2.04(a)
Company Stockholders' Meeting                        Section 6.01
Company Transaction Expenses                         Section 6.09
Competing Transaction                                Section 6.05
Confidentiality Agreement                            Section 6.04(a)
Continuing Directors                                 Section 1.03(a)
control                                              Section 9.03(e)
Current Offering                                     Section 2.04(b)
DGCL                                                 Recitals
Dissenting Stockholder                               Section 2.01(e)
Dissenting Shares                                    Section 2.01(e)
Effective Time                                       Section 1.05
Employee Stock Purchase Plan                         Section 2.04(b)
Employment Contracts                                 Section 3.10
Environmental Laws                                   Section 3.15(a)
Environmental Permits                                Section 3.15(b)
ERISA                                                Section 3.10
Exchange Act                                         Section 1.01(a)
Exchange Agent                                       Section 2.02(a)

Exchange Fund                                        Section 2.02(a)
Expenses                                             Section 8.03(b)
Government                                           Section 3.16(c)
Government Contract                                  Section 3.16(c)
Governmental Authority                               Section 9.03(f)
Hazardous Substances                                 Section 3.15(a)
HSR Act                                              Section 3.05(b)
Insured Parties                                      Section 6.06(c)
Knowledge of the Company                             Section 9.03(g)
Laws                                                 Section 3.05(a)
Letter of Transmittal                                Section 1.01(d)
Material Contracts                                   Section 3.16(a)
Merger                                               Recitals
Merger Consideration                                 Section 2.01(a)
Minimum Condition                                    Annex A
Offer                                                Recitals
Offer to Purchase                                    Section 1.01(d)
Offer Documents                                      Section 1.01(d)
Organizational Documents                             Section 3.02
Purchaser                                            Recitals
Parent                                               Recitals
Parent Material Adverse Effect                       Section 4.01
Per Share Amount                                     Recitals
person                                               Section 9.03(h)
Plans                                                Section 3.10
Remaining Options                                    Section 2.04(a)
Rights Agreement                                     Section 6.13
Schedule 14D-9                                       Section 1.02(b)
Schedule TO                                          Section 1.01(d)
SEC                                                  Section 1.01(c)
Shares                                               Recitals
Special Purpose Entities                             Section 3.07(c)
Stock Incentive Plans                                Section 3.03
subsidiary/subsidiaries                              Section 9.03(i)
Subsidiary                                           Section 3.01
Surviving Corporation                                Section 1.04
Tax                                                  Section 9.03(j)
Tender and Voting Agreement(s)                       Recitals
Termination Date                                     Section 8.01(b)
Termination Fee                                      Section 8.03(a)
Wachovia Securities                                  Section 3.17

         AGREEMENT AND PLAN OF MERGER, dated April 16, 2003 (this "Agreement"), among Crane Co., a Delaware corporation ("Parent"), STC Merger Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Signal Technology Corporation, a Delaware corporation (the "Company").

         WHEREAS, it is proposed that Purchaser will make a tender offer (as such offer may be amended from time to time as permitted under this Agreement, the "Offer") to purchase, on the terms of, and subject to the conditions set forth on Annex A to, this Agreement, all of the issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), for $13.25 per Share (such amount, or any other amount per Share offered pursuant to the Offer in accordance with the terms of this Agreement, being hereinafter referred to as the "Per Share Amount"), net to each seller in cash;

         WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each approved and declared advisable this Agreement, the Offer and the merger (the "Merger") of Purchaser with and into the Company following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

         WHEREAS, certain stockholders of the Company have each entered into a Stockholder Tender and Voting Agreement (each, a "Tender and Voting Agreement" and, collectively, the "Tender and Voting Agreements") with Parent and Purchaser providing for, among other things, the agreement of such stockholders to tender pursuant to the Offer or sell all Shares owned by them to Purchaser, and to vote all Shares owned by them in favor of the Merger and this Agreement, subject to the terms and conditions stated therein; and

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and to prescribe various conditions to the Offer, the Merger and the other transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                    ARTICLE I

                            THE OFFER AND THE MERGER
                            ------------------------

         SECTION 1.01.  The Offer.
                        ---------

         (a) So long as this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events or circumstances set forth on Annex A hereto shall have occurred or be existing (unless, to the extent permitted hereby, waived), as soon as practicable after the date hereof (but in no event later than 10 days after the date hereof), Parent shall cause Purchaser to, and Purchaser shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth on Annex A hereto; provided, that Purchaser may, in its sole discretion, increase the Per Share Amount and waive (to the extent permissible) or make any other change to the terms and conditions of the Offer, except that Purchaser shall not, without the prior written consent of the
Company: (i) waive or amend the Minimum Condition (as defined in Annex A hereto); (ii) reduce the number of Shares sought to be purchased in the Offer;
(iii) reduce the Per Share Amount; (iv) modify or add to the conditions set forth on Annex A hereto; (v) change the form of consideration payable in the Offer; (vi) extend the expiration date of the Offer other than as permitted by
Section 1.01(c) hereof; or (vii) amend or alter any other term of the Offer in a manner adverse to the holders of Shares. The date that the Offer is commenced in accordance with this Section 1.01(a) is referred to herein as the "Commencement Date."

         (b) Subject to the terms and conditions of the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment all Shares validly tendered pursuant to the Offer (and not withdrawn) as soon as practicable after Purchaser is permitted to do so under applicable Law (as defined in Section 3.05(a) hereof), and Parent shall cause Purchaser to pay for such Shares promptly thereafter (and in any event in compliance with Rule 14e-1(c) under the Exchange Act). Parent shall provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any Shares that Purchaser accepts or is obligated to accept for payment pursuant to the Offer.

         (c) Subject to the terms and conditions hereof (including Annex A hereto), the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the Commencement Date; provided, that, subject to the parties' rights to terminate this Agreement pursuant to Article VIII hereof, (i) if, on any date as of which the Offer is otherwise scheduled to expire, any condition(s) to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Offer from time to time for such period(s) of time as Purchaser reasonably determines to be necessary in order to permit such condition(s) to be satisfied; (ii) if, on any date as of which the Offer is otherwise scheduled to expire, any condition(s) to the Offer has not been satisfied or waived, Purchaser shall, if the Company so demands in writing at least two (2) business days prior to the otherwise scheduled expiration date of the Offer, extend the Offer from time to time for up to such period(s) of time thereafter as the Company reasonably determines to be necessary in order to permit such condition(s) to be satisfied (but in no event shall Purchaser be required to extend the Offer pursuant to this Section 1.01(c)(ii) for more than 35 days in the aggregate or, if earlier, beyond June 30, 2003 or to waive any condition(s) to the Offer); (iii) Purchaser shall extend the Offer for any period of time that may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer; (iv) if, on any date as of which the Offer is otherwise scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer plus the number of Shares owned by Purchaser or Parent or any of their respective affiliates represents less than ninety (90%) percent of the then outstanding Shares, Purchaser may, from time to time, extend the Offer for up to an aggregate of fifteen (15) business days thereafter; and (v) Purchaser may elect to provide for a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act and in compliance with all other provisions of applicable securities Laws for up to twenty (20) business days.

         (d) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") and related letter of transmittal (the "Letter of Transmittal") containing the relevant terms of this Agreement and the conditions set forth on Annex A hereto. As soon as practicable on the Commencement Date, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain (included as an exhibit) or shall incorporate by reference the Offer to Purchase, the Letter of Transmittal, as well as all other information and exhibits required by applicable Law (which Schedule TO, Offer to Purchase and related Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). On the Commencement Date, Parent and Purchaser shall disseminate the Offer Documents (other than the Schedule TO) to holders of Shares. The Offer Documents shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct or supplement any information provided by it in writing specifically for inclusion in the Offer Documents that becomes false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC, and the other Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and timely comment upon the Offer Documents prior to their being filed with the SEC. Parent and Purchaser shall provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

         SECTION 1.02. Company Actions.
                       ---------------

         (a) Subject to Section 6.05 hereof, the Company hereby consents to and approves the Offer. The Company hereby represents that its Board of Directors, at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Tender and Voting Agreements; (ii) declaring that this Agreement is advisable; (iii) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (iv) recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger (if required by applicable Law); and (v) approving the acquisition of Shares by Purchaser pursuant to the Offer and the other transactions contemplated by this Agreement and the Tender and Voting Agreements, including for purposes of Section 203 of the DGCL and Section 1 of Chapter 110C of the Massachusetts General Laws.

         (b) As soon as practicable on the Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents (other than the Schedule TO)) disseminate to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable Laws and, subject to Section 6.05 hereof, shall contain the recommendation of the Company's Board of Directors set forth in Section 1.02(a) hereof. Each of Parent, Purchaser and the Company shall promptly correct or supplement any information provided by it in writing specifically for inclusion in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC, and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and timely comment upon the Schedule 14D-9 prior to its being filed with the SEC. The Company shall provide Parent, Purchaser and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

         (c) In connection with the Offer, the Company will instruct its transfer agent promptly to furnish to Purchaser a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, and recent lists of security positions of Shares held in stock depositories. The Company will furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions in electronic format, to the extent available) and such other assistance as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Parent and their agents shall, prior to the Effective Time (as defined in Section 1.05 hereof), hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated pursuant to Article VIII hereof, shall deliver to the Company all copies of such information then in its possession.

         SECTION 1.03. Directors.
                       ---------

         (a) Subject to compliance with applicable Law, effective immediately upon the payment by Purchaser for Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated pursuant to this sentence) and (ii) a fraction whose (x) numerator is the aggregate number of Shares then beneficially owned by Parent and Purchaser and (y) denominator is the total number of Shares then outstanding, and the Company shall, upon the request of Parent, use its reasonable best efforts to cause Parent's designees to be elected or appointed, including, if necessary, increasing the number of directors and seeking the resignations of one or more existing directors; provided, however, that, prior to the Effective Time, the Board of Directors of the Company shall always have, subject to the following sentence, at least two (2) directors who were directors of the Company as of the date hereof, one of whom shall be George Lombard ("Continuing Directors"). If, at any time prior to the Effective Time, there shall be only one (1) Continuing Director serving as a director of the Company for any reason, then the Company's Board of Directors shall cause an individual selected by the remaining Continuing Director to be designated to serve on the Company's Board of Directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and if, at any time prior to the Effective Time, no Continuing Director then remains, then the Company's Board of Directors shall designate and cause two (2) individuals to serve on the Company's Board of Directors who are not officers, employees or affiliates of the Company, Parent or Purchaser and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement.

         (b) The Company's obligation to appoint Parent's designees to the Board of Directors of the Company shall include its compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, including mailing to the Company's stockholders, at the same time as the mailing of the Schedule 14D-9, an information statement containing the information required by such Section and Rule. The Company shall promptly take all actions, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and such Rule, in order to fulfill its obligations under this Section 1.03 so long as Parent shall have provided to the Company, on a timely basis, the information with respect to Parent and its designees, officers, directors and affiliates required by such Section and such Rule.

         (c) Following any election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, the approval of a majority of the Continuing Directors or, if there shall only be one (1), of the Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action of the Company's Board of Directors, shall be required to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any amendment of the Company's Certificate of Incorporation or By-laws, (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) any exercise or waiver of any of the Company's rights or remedies hereunder or (v) any other consent or action by the Company's Board of Directors with regard to any substantive matter relating to this Agreement or the Merger.

         SECTION 1.04. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Effective Time, Purchaser (or another direct or indirect subsidiary of Parent) shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.05. Effective Time; Closing. As promptly as practicable after the satisfaction of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed to by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Fish & Richardson P.C. at 225 Franklin Street, Boston, MA 02110-2804 (or at such other date/time and place as the parties may agree).

         SECTION 1.06. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

         SECTION 1.07. Certificate of Incorporation; By-laws.
                       -------------------------------------

         (a) At the Effective Time, the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and shall read substantially as set forth on Exhibit 1.07 hereto.

         (b) At the Effective Time, the By-laws of Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation unless and until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and/or such By-laws.

         SECTION 1.08. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified and/or additional persons are selected.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
               --------------------------------------------------

         SECTION 2.01. Conversion Of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Parent, the Company or the holders of any of the following securities:

         (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) hereof and other than Dissenting Shares (as defined in Section 2.01(e) hereof)), shall be converted into the right to receive the Per Share Amount in cash, without interest (the aggregate cash amount payable pursuant to this Section 2.01(a) being hereinafter referred to as the "Merger Consideration").

         (b) Each share of Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

         (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully-paid and nonassessable share of common stock of the Surviving Corporation.

         (d) The Shares outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.01(b) hereof) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined in Section 2.02(b) hereof) shall cease to have any rights with respect thereto, except only the right to receive, for each Share represented by such Certificate, a cash amount equal to the Per Share Amount, without interest, or, if such holder is a Dissenting Stockholder (as defined in Section 2.01(e) hereof), the rights, if any, afforded to such holder under Section 262 of the DGCL.

         (e) Notwithstanding anything in this Agreement to the contrary, any Shares held by a person that shall have properly demanded and perfected a right to receive payment of the fair value of such Shares (a "Dissenting Stockholder") pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.01(a) hereof, unless such holder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment. If, after the Effective Time, such Dissenting Stockholder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment, such Dissenting Stockholder's Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and become exchangeable for, at the Effective Time, the right to receive for each such Share, in cash, the Per Share Amount, without interest. The Company shall give Parent (i) prompt written notice of any demands to receive payment of fair value of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate any such demands.

         SECTION 2.02. Exchange of Certificates for Cash.
                       ---------------------------------

         (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with The Bank of New York or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, the Merger Consideration (such Merger Consideration, together with any interest earned thereon, being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.01 hereof in exchange for Shares. The Exchange Agent shall, pursuant to irrevocable instructions given by Parent, deliver the cash (excluding any interest earned thereon) out of the Exchange Fund. All interest earned on the Exchange Fund shall be payable to Parent. Except as contemplated by this Section 2.02(a), the Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form); and (ii) instructions for effecting the surrender of the Certificates in exchange for the appropriate portion of the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount in cash which such holder has the right to receive pursuant to Section 2.01(a) hereof (after giving effect to any required Tax withholdings) in respect of Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the appropriate portion of the Merger Consideration in respect of Shares formerly represented thereby.

         (c) No Further Rights in Common Stock. All cash paid upon conversion of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares outstanding immediately prior to the Effective Time for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of such Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of any cash to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by such holders as of a date that is immediately prior to such date as such amounts would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 9.03(f) hereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

         (e) No Liability. Neither Parent, the Company nor the Surviving Corporation shall be liable to any holder of Shares for any cash delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Law.

         (f) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares in respect of which such deduction and withholding were made.

         SECTION 2.03. Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company or the Surviving Corporation. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates duly presented to the Exchange Agent or Parent for any reason shall be converted into the amount of cash to which the holders thereof are entitled pursuant to this Article II.

         SECTION 2.04. Stock Options.
                       -------------

         (a) The Company shall take all actions or cause all such actions to be taken prior to the Commencement Date as are necessary to ensure that, immediately prior to the Effective Time, all then outstanding options to purchase Common Stock of the Company set forth on Schedule 3.03-1 of the Company Disclosure Schedule (collectively, the "Company Options"), whether or not exercisable, whether or not vested, and whether or not performance-based, under the Company's 1992 Equity Incentive Stock Option Plan and 2001 Equity Incentive Plan (collectively, the "Company Stock Option Plans") that are held by those persons set forth on Schedule 2.04A of the Company Disclosure Schedule (as defined in Section 3.01 hereof), shall be automatically converted into the right to receive only an amount of cash (net of applicable withholding Taxes) equal to
(x) the difference, if any, between the Per Share Amount less the exercise price per share of Common Stock payable upon exercise of such Company Options multiplied by (y) the number of shares of Common Stock issuable thereunder upon exercise immediately prior to the Effective Time. Additionally, the Company shall take all actions or cause all such actions to be taken prior to the date of the consummation of the Offer as are necessary to ensure that the holders of at least 80% of the Company Options that are not held by those persons set forth on said Schedule 2.04A (the "Remaining Options") shall be converted as set forth above. The Company shall use its reasonable best efforts to ensure that as soon as practicable and in any event prior to the Effective Time all of the Remaining Options that were not converted as set forth above on or before the date of the consummation of the Offer shall be exercised or converted as set forth above.

         The Company shall use its reasonable best efforts to obtain a signed consent of each holder of outstanding Company Options to the conversion of such Company Options as specified in this Section 2.04(a). Except with respect to Company Options for which a signed consent is obtained in accordance with this
Section 2.04(a), and notwithstanding anything to the contrary in this Section 2.04(a), no payment shall be made to any holder of a Company Option that is to be converted and terminated unless such holder delivers a signed waiver acknowledging that all of his or her outstanding Company Options are converted and terminated at the Effective Time and waiving all of his or her rights under or with respect to those Company Options. The Company shall use its reasonable best efforts to take all such actions or cause such actions to be taken such that, as soon as practicable, all Company Options that have an exercise price per share of Common Stock equal to or greater than the Per Share Amount shall be converted and terminated as of the Effective Time.

         Purchaser shall pay, or cause to be paid, the cash amounts payable pursuant to this Section 2.04(a) in respect of Company Options at or shortly (and in no event more than five (5) business days) after the Effective Time, except that such payment with respect to the Company Options set forth on
Schedule 2.04B of the Company Disclosure Schedule shall be made from the Exchange Fund on the 90th day following the Effective Time (unless such day is not a business day, in which case payment shall be made on the next succeeding business day). The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Option (except for the payments described in this Section 2.04) without the prior written consent of Parent.

         (b) Subject to Section 2.04(a) hereof, all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall use its reasonable best efforts to ensure that, immediately following the consummation of the Offer, no holder of a Company Option or any participant in any Company Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

         (c) The Company shall take all actions necessary pursuant to the terms of the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") in order to shorten the offering period under such Plan which includes the Effective Time (the "Current Offering"), such that the Current Offering shall terminate prior to the Effective Time. The purchase price for any shares of Common Stock purchased under the Employee Stock Purchase Plan during the Current Offering (as shortened in accordance with the preceding sentence) shall be paid in cash.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company hereby represents and warrants to Parent and Purchaser that:

         SECTION 3.01. Organization and Qualification; Subsidiaries. The Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure(s) to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure(s) to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or otherwise materially and adversely affects the ability of the Company to consummate the Merger, except for such changes or effects that may relate solely to the incurrence by the Company of the Company Transaction Expenses and except for such changes or effects that are the result of general economic conditions affecting the Company's industry generally. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage, if less than one hundred (100%) percent, of the outstanding capital stock of each Subsidiary owned by the Company, is set forth on Schedule 3.01 of the separate Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"). Except as set forth on said Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of each of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary (collectively, the "Organizational Documents"). The Organizational Documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Organizational Documents.

         SECTION 3.03. Capitalization. The authorized capital stock of the Company consists solely of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of the close of business on April 15, 2003, (a) 10,453,512 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 455,713 shares of Common Stock were held in the treasury of the Company, (c) no shares of Common Stock were held by any of the Subsidiaries, (d) 2,774,912 shares of Common

Stock were reserved for future issuance pursuant to stock options granted and outstanding pursuant to the Company Stock Option Plans, (e) 57,018 shares of Common Stock were reserved and eligible for future issuance pursuant to the Employee Stock Purchase Plan (the Employee Stock Purchase Plan, together with the Company Stock Option Plans, being referred to hereinafter collectively as the "Stock Incentive Plans") and (f) no shares of preferred stock were outstanding. Since April 15, 2003, the Company has not issued any shares of its capital stock, other than any shares of Common Stock issued upon the valid exercise of Company Options in accordance with the terms thereof, or granted any stock options. Set forth on Schedule 3.03-1 of the Company Disclosure Schedule is a complete and accurate description of the grant date, number of shares of Common Stock available under, strike or exercise price and holder of each outstanding grant of options or any other rights to acquire shares of Common Stock pursuant to the Company Stock Option Plans. Each grant of options or other rights to acquire shares of Common Stock under any of the Company Stock Option Plans is evidenced by a Stock Option Agreement. Each election to purchase shares of Common Stock under the Company's Employee Stock Purchase Plan is evidenced by an Enrollment Form. Except for the options and rights to purchase granted under the Stock Incentive Plans as expressly set forth in this Section 3.03 and except as set forth on Schedule 3.03-2 of the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the agreements pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.03-2 of the Company Disclosure Schedule, there are no contractual or other obligations of the Company or any Subsidiary to repurchase, redeem, otherwise acquire or pay any amounts in connection with any Shares (outstanding or deemed outstanding) or any capital stock of, or any other equity interests in, any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on
Schedule 3.03-3 of the Company Disclosure Schedule, each such share is owned by the Company and is free and clear of all security interests, liens, claims, pledges, options, tag-along rights, rights of first refusal, agreements, limitations on the Company's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, if required, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL) and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.
                       ------------------------------------------

         (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary;
(ii) conflict with or violate in any material respect any material U.S. (federal, state or local) or foreign law, statute, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) except as set forth on Schedule 3.05-1 of the Company Disclosure Schedule, require a consent, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is otherwise bound or affected, except for any such absence of consents, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement, the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) for applicable requirements, if any, of the Exchange Act, the Nasdaq National Market, state securities or "blue sky" Laws ("Blue Sky Laws") and state takeover Laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing and recordation of appropriate merger documents as required by the DGCL; (ii) as set forth on Schedule 3.05-2 of the Company Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer, the Merger or any other transaction contemplated hereby, or, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.06. Permits; Compliance with Law. Except as set forth on
Schedule 3.06-1 of the Company Disclosure Schedule, the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Set forth on Schedule 3.06-2 of the Company Disclosure Schedule is a true and complete list of those Company Permits, the loss or suspension of any of which would, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on
Schedule 3.06-3 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any Laws, including the Foreign Corrupt Practices Act and related regulations, applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; (ii) any of the Company Permits; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is otherwise bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 3.06-4 of the Company Disclosure Schedule, since January 1, 1998, neither the Company nor any Subsidiary has been the subject of or otherwise involved in any investigation or enforcement action arising under contracting regulations of the Department of Defense, and, to the knowledge of the Company, no such investigation or action is threatened or contemplated.

         SECTION 3.07. SEC Filings; Financial Statements.
                       ---------------------------------

         (a) The Company has timely filed all forms, reports and other documents required to be filed by it with the SEC since December 31, 1998, and has heretofore made available to Parent, in the form filed with the SEC and as amended prior to the date hereof: (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002; (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2002; (iii) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 2003 through the date hereof (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "Company SEC Reports"); and (iv) complete (i.e., unredacted) copies of each exhibit to the Company SEC Reports filed with the SEC. The Company SEC Reports:
(x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder, including, without limitation, such requirements resulting from the Sarbanes-Oxley Act of 2002, to the extent applicable thereto; (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (z) did not at the time they were filed omit any documents required to be filed as exhibits thereto. No Subsidiary is required to file any form, report or other document with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S.

generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with U.S. generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not material in amount).

         (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2002, including the notes thereto (the "Company 2002 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred since December 31, 2002 which would not, individually or in the aggregate, have a Company Material Adverse Effect; or (ii) incurred pursuant to this Agreement. There are no Special Purpose Entities (as defined below) owned directly or indirectly, in whole or in part, by the Company or any of its affiliates or in or with respect to which the Company or any of its affiliates have a direct or indirect business relationship or interest of any kind, in whole or in part, including any equity interest, any leasing relationship, any loan or other financing relationship, any other contractual relationship or any other economic interest, relationship or arrangement of any kind, where such relationship or interest is directly or indirectly related to, or part of, the business or the assets owned by or the liabilities of the Company. There are no guarantees by the Company, its Subsidiaries or other affiliates of the liabilities of or with respect to any Special Purpose Entities. "Special Purpose Entities" has the meaning given to that term under U.S. accounting rules governing consolidation, including proposed rules and interpretations of the Financial Accounting Standards Board, such as those contained in guidance (as proposed or as finally adopted) interpreting Statement of Financial Accounting Standard 94, Consolidation of all Majority-Owned Subsidiaries and Accounting Research Bulletin No. 51, Consolidated Financial Statements.

         (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. A true and complete list of such amendments and modifications is set forth on Schedule 3.07 of the Company Disclosure Schedule.

         SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 2002, except as contemplated by this Agreement or as set forth on Schedule 3.08 of the Company Disclosure Schedule, the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, and there has not been (a) any event or events having a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (f) any material damage, destruction or loss to property, whether or not covered by insurance, (g) any settlement or compromise of any material litigation, action or claim, or (h) other than pursuant to the contracts and Plans expressly referred to in Section
3.10 hereof, any increase in, establishment or material amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except for salary increases and benefit accruals in the ordinary course of business consistent with past practice.

         SECTION 3.09. Absence of Litigation. Except as set forth on Schedule
3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding, compliance review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority which (a) individually or in the aggregate, would have a Company Material Adverse Effect, or (b) seeks to delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated hereby. Except as set forth on Schedule 3.09 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.10. Employee Benefit Plans. Schedule 3.10 of the Company Disclosure Schedule sets forth a true and complete list of (i) all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, as amended to date (the "Plans"), and (ii) all contracts and agreements relating to employment which provide for annual compensation in excess of $75,000, and all severance or change of control agreements, with any of the directors, officers, consultants or employees of the Company or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable at any time by the Company or a Subsidiary at will and without penalty or other adverse consequence) (the "Employment Contracts"). Parent has been furnished with a true and complete copy of each Plan, each material document prepared in connection with each Plan and each Employment Contract. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule: (i) none of the Plans is a multi-employer plan within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans or Employment Contracts promises or provides retiree medical or life insurance benefits to any person, except as required by
Part 6 of Title I of ERISA, Section 4980B of the Code or any similar state Law relating to the continuation of health insurance coverage; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan; (iv) none of the Plans or Employment Contracts promises or provides severance benefits or benefits contingent upon a change in ownership or control within the meaning of Section 280G of the Code; (v) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law; (vi) none of the Plans is subject to Title IV of ERISA; (vii) neither the Company nor any Subsidiary has incurred any direct or indirect liability under, arising out of, or by operation of, Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement; and (viii) the Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act. Other than routine claims for benefits under the Plans, no claim with respect to, or legal proceeding involving, any Plan or a breach of any Employment Contract is pending or, to the knowledge of the Company, threatened.

         SECTION 3.11. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and, since January 1, 1998, there has not occurred any strike, work stoppage or material union organizing effort and no such action is threatened.

         SECTION 3.12. Real Property and Leases.
                       ------------------------

         (a) Schedule 3.12-1 of the Company Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any Subsidiary since January 1, 1998 and separately identifies that which is, or was previously, owned and that which is, or was previously, leased. The Company and the Subsidiaries have sufficient title or valid leasehold interests to or in all of their properties and assets to conduct in all material respects their respective businesses as currently conducted or as contemplated to be conducted and, except as set forth on Schedule 3.12-2 of the Company Disclosure Schedule, there are no material security interests or encumbrances on such owned properties and assets.

         (b) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $100,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, any Subsidiary, or by any other party thereto, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company, any Subsidiary, or by any other party thereto, which would, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.13. Intellectual Property. The term "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, know-how, computer software programs and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing. Except where the failure to so own or have would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Subsidiaries own or have legally enforceable rights to use all of the Company Intellectual Property and, to the knowledge of the Company, there is no assertion or claim (or basis therefor) challenging the validity of the Company's or any Subsidiary's ownership of, or right to use, any Company Intellectual Property. Except as set forth on Schedule 3.13-1 of the Company Disclosure Schedule, the Company is not party to any license or other agreement pursuant to which it has the right to use any Company Intellectual Property utilized in connection with any product or process of the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary that, individually or in the aggregate, would have a Company Material Adverse Effect. Substantially all employees of the Company have executed confidentiality and invention assignment agreements in the forms previously delivered to the Parent. There have been no notices received by the Company from, or claims made by or, to the knowledge of the Company, claims threatened in writing by, third parties regarding actual or potential infringements of any third-party intellectual property rights by the Company's products or processes. There are no infringements by third parties of any Company Intellectual Property which, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth on Schedule 3.13-2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Company Intellectual Property.

         SECTION 3.14. Taxes. Except as set forth on Schedule 3.14 of the Company Disclosure Schedule: (i) the Company and the Subsidiaries have filed all federal, state, local and foreign Tax returns and reports required to be filed by them and have paid all Taxes when and as due under applicable Law, other than such payments as are being contested in good faith by appropriate proceedings, as set forth on Schedule 3.14 of the Company Disclosure Schedule; (ii) neither the Internal Revenue Service nor any other Taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iii) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income Tax; (iv) the accruals and reserves for Taxes reflected in the Company 2002 Balance Sheet and the Company's most recent quarterly financial statements are adequate to cover all taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with U.S. generally accepted accounting principles;
(v) neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code; (vi) the Company and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected; (vii) there are no liens for Taxes upon the assets of the Company or the Subsidiaries, other than liens for Taxes that are being contested in good faith by appropriate proceedings, as set forth on Schedule 3.14 of the Company Disclosure Schedule, and liens for Taxes not yet due and payable; (viii) neither the Company nor any of its Subsidiaries is party to or bound by (nor will the Company or any of its Subsidiaries, prior to the Effective Time, become a party to or become bound by) any Tax indemnity, Tax sharing or Tax allocation agreement; (ix) except for the group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and none of the Subsidiaries of the Company has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent corporation of such affiliated group; (x) the Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local, or foreign income Tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax Law) apply to any disposition of any asset owned by it; (xi) all material elections with respect to Taxes affecting the Company as of the date of this Agreement are reflected on the Tax returns delivered to Parent and no material election with respect to Taxes will be made after the date of this Agreement without the written consent of Parent; (xii) none of the assets of the Company is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (xiii) none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; (xiv) none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code;
(xv) the Company has not made, nor will it make, a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under
Section 565 of the Code; (xvi) the Company has not participated in, nor will it participate in, an international boycott within the meaning of Section 999 of the Code; (xvii) the Company is not a party to any Employment Contract or Plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (xviii) the Company is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(xix) the Company does not have, nor has it ever had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and (xx) the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

         SECTION 3.15. Environmental Matters.
                       ---------------------

         (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under any of the following U.S. federal statutes and/or their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Marine Protection, Research and Sanctuaries Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act and the Clean Air Act;
(B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any U.S. federal, state or local or foreign Law, including, without limitation, any code or rule of common law, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of natural resources or human health.

         (b) Except as set forth on Schedule 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) there is and has been no release, threatened release, contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of any Hazardous Substance, at, on, under or from any of the properties owned or leased by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters); (iii) neither the Company nor any of its Subsidiaries is liable for any contamination, release or threatened release of Hazardous Substances at any location off of the properties and facilities owned or operated by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is liable with respect to any claims that have been or may be asserted under any Environmental Law; (v) each of the Company and its Subsidiaries has all permits, licenses and other authorizations and has made all registrations, notifications, reports and submissions required under any Environmental Law ("Environmental Permits"); (vi) each of the Company and its Subsidiaries has been and is in compliance with its Environmental Permits; (vii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary arising under or relating to any Environmental Law or Hazardous Substance; (viii) neither the Company nor any of its Subsidiaries is subject to or has entered into any order, consent, decree or other agreement under or relating to any Environmental Law or Hazardous Substance; and (ix) neither the Company nor any of its Subsidiaries has entered into any written or unwritten agreement pursuant to which the Company or any of the Subsidiaries is obligated to assume, indemnify, defend, hold harmless, release or perform any liabilities, claims or obligations arising under or related to any Environmental Law or Hazardous Substance.

         SECTION 3.16. Material Contracts; Government Contracts.
                       ----------------------------------------

         (a) Subsections (i) through (viii) of Schedule 3.16-1 of the Company Disclosure Schedule set forth a true and complete list of all of the following contracts and agreements (including, without limitation, oral and informal arrangements) to which the Company or any Subsidiary is a party (each of such contracts and agreements, and each other contract or agreement of the Company or any Subsidiary that would have been required to be set forth on Schedule 3.16-1 of the Company Disclosure Schedule, had such contract or agreement been entered into prior to the date of this Agreement, collectively, the "Material Contracts"):

                  (i) each contract and agreement (other than any routine purchase orders or pricing quotes made in the ordinary course of business involving less than $100,000 individually) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary: (A) paid or otherwise gave consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002; (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003; (C) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of the contract or agreement; or
         (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days' notice without penalty or payment of less than $25,000;

                  (ii) each customer contract and agreement (other than any routine purchase orders, pricing quotes with open acceptance or tender bids made in the ordinary course of business involving less than $100,000 individually) to which the Company or any Subsidiary is a party which: (A) involved consideration of more than $250,000 in the aggregate during the calendar year ended December 31, 2002; (B) is likely to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2003; (C) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of the contract or agreement; or (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days' notice without penalty or payment of less than $50,000;

                  (iii) all management contracts and contracts (or similar arrangements) with independent contractors or consultants to which the Company or any Subsidiary is a party and which: (A) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002; (B) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003; (C) are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract or agreement; or (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days' notice without penalty or payment of less than $25,000;

                  (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Subsidiary has created, incurred, assumed, agreed to indemnify against or guaranteed (or may so create, incur, assume, agree to indemnify against or guarantee) indebtedness involving an amount in excess of $250,000 in any individual case or $500,000 in the aggregate or under which the Company or any Subsidiary has granted or incurred (or may grant or incur) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness of an amount in excess of $250,000 in any individual case or $500,000 in the aggregate or under which the Company or any Subsidiary has agreed to indemnify against or guarantee obligations (other than indebtedness) involving an amount in excess of $250,000 in any individual case or $500,000 in the aggregate;

                  (v) all contracts and agreements that limit the ability of the Company or and Subsidiary or, after the Effective Time, would limit the ability of Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                  (vi) all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and any affiliate (as defined in Section 9.03(a) hereof) or associate (as defined in Section 9.03(b) hereof) of the Company, including, without limitation, present and former officers or directors of the Company or any Subsidiary or any of their respective associates, on the other hand, including, without limitation, any agreement to indemnify, advance expenses and/or defend any of the foregoing in respect of any matter;

                  (vii) all contracts and agreements to which the Company or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer, which contract involves products or sales of at least $500,000 and extends for one year or more; and

                  (viii) each other contract and agreement (A) the breach of which would have a Company Material Adverse Effect or (B) that would be deemed to be material pursuant to Item 601 of Regulation S-K under the Securities Act and the Exchange Act.

         (b) Except as set forth on Schedule 3.16-2 of the Company Disclosure Schedule, each Material Contract is (assuming the due authorization, execution and delivery by, and the validity and binding nature of the Contract against, the parties thereto other than the Company (or any Subsidiary)) a legal, valid and binding agreement of the Company or the Subsidiary, as the case may be, and none of the Company, any Subsidiary or any other party thereto is in material default under any Material Contract; neither the Company nor any Subsidiary is in receipt of any notice of default under any Material Contract; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any of the Material Contracts as a result of the Offer, the Merger or otherwise. Except as set forth on Schedule 3.16-3 of the Company Disclosure Schedule, the Company has furnished Parent with true and complete copies of all Material Contracts, together with all amendments, waivers or other changes thereto.

         (c) For purposes of this Section 3.16, (i) the term "Government" shall mean any entity within the U.S. federal government and (ii) the term "Government Contract" shall mean any Government prime contract, cooperative research and development agreement, "other transaction", or any subcontract at any tier under a Government prime contract, or any basic ordering agreement, letter contract, purchase order or delivery order of any kind, including without limitation, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto.

         (d) Schedule 3.16-4 of the Company Disclosure Schedule sets forth a true and complete list of: (i) all Government Contracts currently in force between the Company and the Government or any prime contractor or subcontractor;
(ii) all outstanding quotations, bids and proposals submitted by the Company, which the Company believes are still subject to acceptance, to the Government or any prime contractor or subcontractor; and (iii) any Government Contract that by its terms remains subject to audit.

         (e) Except as set forth on Schedule 3.09 or Schedule 3.16-5 of the Company Disclosure Schedule, with respect to the Government Contracts, there is no pending or, to the knowledge of the Company, threatened, (i) civil fraud or criminal action, proceeding or investigation by any Governmental Authority, (ii) suspension or debarment action or proceeding against the Company or any Subsidiary, (iii) request by the Government for a contract price adjustment based on a claimed disallowance by the Government in excess of $1 million, (iv) dispute between the Company or any of its Subsidiaries and the Government which has resulted in a government contracting officer's determination and finding final decision where the amount in controversy exceeds, or is reasonably expected to exceed, $500,000 or (v) claim or equitable adjustment by the Company or any of its Subsidiaries against the Government in excess of $500,000.

         SECTION 3.17. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Wachovia Securities, Inc. ("Wachovia Securities"), on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Per Share Amount to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders, from a financial point of view, and such opinion has not been withdrawn or modified. A true copy of such opinion has been, or will promptly after receipt thereof by the Company be, delivered to Parent.

         SECTION 3.18. Vote Required. The affirmative vote of the holders of a majority of Shares outstanding as of the record date for the Company Stockholders' Meeting, required under the DGCL, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger and this Agreement.

         SECTION 3.19. Brokers; Fees and Expenses. No broker, finder, investment banker or other person (other than Wachovia Securities and Needham & Co., Inc.) is entitled to or will be paid any brokerage, finder's or similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent complete and correct copies of all agreements between the Company and Wachovia Securities pursuant to which such firm would be entitled to any payment relating to the Offer and the Merger. The maximum Actual Transaction Expenses shall be as set forth on Schedule 3.19 of the Company Disclosure Schedule. The term "Actual Transaction Expenses" means all costs, expenses and fees of the Company (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, attorneys and other experts and consultants to the Company and its affiliates, and all printing and advertising expenses) actually incurred or accrued by it or on its behalf since January 1, 2003 in connection with the Offer, the Merger and the other transactions contemplated hereby; provided, however, that such term shall not include reasonable legal fees and expenses incurred in connection with any threatened or actual litigation involving the Company with respect to any of the transactions contemplated hereby and/or reasonable professional fees and expenses incurred with respect to a Competing Transaction.

         SECTION 3.20. Customers. Schedule 3.20 of the Company Disclosure Schedule sets forth the ten (10) largest customers of the Company, each ranked by revenue, for fiscal year 2002. Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, no customer named on said Schedule 3.20 has canceled, otherwise terminated or materially curtailed or, to the knowledge of the Company, threatened to cancel, otherwise terminate or materially curtail its relationship with the Company.

         SECTION 3.21. Anti-Takeover Laws. The Company has taken all actions required to be taken by it in order to except this Agreement, the Tender and Voting Agreements, and the transactions contemplated hereby from application of the provisions of Section 203 of the DGCL and Section 1 of Chapter 110C of the Massachusetts General Laws, and, accordingly, neither Section 203 of the DGCL nor Section 1 of Chapter 110C of the Massachusetts General Laws applies to the Offer, the Merger or any of the other transactions contemplated hereby, including the Tender and Voting Agreements. To the Company's knowledge, no other anti-takeover Laws or regulations enacted under state or federal Laws of the United States apply to this Agreement or any of the transactions contemplated hereby.

         SECTION 3.22. Disclosure Documents.
                       --------------------

         (a) None of the Schedule 14D-9 nor any of the information supplied by the Company in writing specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, when filed with the SEC, and when first published, sent or given to stockholders, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives specifically for inclusion in the Schedule 14D-9 (including any amendments or supplements thereto).

         (b) The proxy or information statement relating to any meeting of the Company's stockholders that may be required to be held in connection with the Merger (as it may be amended from time to time, the "Company Proxy Statement") will not, when filed with the SEC, at the date mailed to the Company's stockholders or at the time of such meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies or otherwise. The Company Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives specifically for inclusion in the Company Proxy Statement.

         SECTION 3.23. Certain Payments. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary (when acting in such capacity or otherwise on behalf of the Company or any Subsidiary) nor any other person acting for or on behalf of the Company or any Subsidiary (when so acting) has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or Governmental Authority, regardless of form, whether in money, property or services (other than immaterial promotional gifts made in the ordinary course of business) (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary or (iv) in violation of any federal, state, local or foreign Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------
                                  AND PURCHASER
                                  -------------

         Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 4.01. Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure(s) to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure(s) to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or otherwise materially and adversely affects the ability of the Parent and the Purchaser to consummate the transactions contemplated hereby.

         SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company complete and correct copies of the Certificates of Incorporation and By-laws, each as amended to date, of Parent and Purchaser. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Purchaser is in violation of any provision of its Certificate of Incorporation or By-laws.

         SECTION 4.03. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Offer and the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

         SECTION 4.04. No Conflict; Required Filings and Consents.
                       ------------------------------------------

         (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Purchaser; (ii) conflict with or violate in any material respect any material Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected; or (iii) require a consent, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is otherwise bound or affected, except for any such absence of consents, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement, the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL and the rules of the New York Stock Exchange; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer, the Merger or any other transaction contemplated hereby, or, individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 4.05. Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent before any court, arbitrator or Governmental Authority, which seeks to delay or prevent the consummation of the Offer, the Merger or any of the other transactions contemplated hereby.

         SECTION 4.06. Brokers. No broker, finder, investment banker or other person (other than JPMorgan) is entitled to any brokerage or finder's fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Parent or Purchaser.

         SECTION 4.07. Funds. Parent or Purchaser has, or will have prior to the consummation of the Offer, sufficient funds available to consummate the purchase of all Shares and to pay all related payments, fees and expenses pursuant to the Offer and this Agreement, in each case in accordance with the terms and conditions of the Offer and this Agreement.

         SECTION 4.08. Disclosure Documents.
                       --------------------

         (a) None of the Offer Documents or the information supplied by Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) None of the information supplied by Parent or Purchaser in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement, if required, will, when filed with the SEC, at the date mailed to the Company's stockholders and at the time of the meeting, if any, of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Company Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing specifically for inclusion in any of the aforementioned documents or in the Offer Documents.

                                    ARTICLE V

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME
                 ----------------------------------------------

         SECTION 5.01. Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII hereof or the Effective Time, except as set forth on Schedule 5.01 of the Company Disclosure Schedule or unless Parent shall (in its sole discretion) otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as expressly set forth on Schedule 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to
Article VIII hereof or the Effective Time, directly or indirectly, do, propose or commit to do, or authorize any of the following, without the prior written consent of Parent:

                  (a) amend, repeal or otherwise change the Company's or any of its Subsidiary's Organizational Documents;

                  (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Shares or any shares of capital stock of any class of the Company or the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except, subject to Section 2.04(a) hereof, for the issuance of shares of Common Stock pursuant to the exercise, in accordance with their respective terms, of employee stock options or other awards outstanding on the date hereof as set forth on Schedule 3.03-1 of the Company Disclosure Schedule);

                  (c) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets of the Company or any Subsidiary, except for sales of finished goods, invoicing under cost-plus contracts and invoicing for the achievement of milestones under contracts, each in the ordinary course of business and in a manner consistent with past practice;

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a wholly-owned Subsidiary may declare and pay a dividend to its parent;

                  (e) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of capital stock or assets) (A) any corporation, partnership, other business organization or any division thereof or (B) any assets outside the ordinary course of business; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business to vendors and/or employees and consistent with past practice; (iii) enter into any Material Contract, other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure in excess of $50,000 or capital expenditures, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend in any material respect any Material Contract or any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection
         (f);

                  (g) increase (except salary increases in the ordinary course of business and consistent with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $90,000, or grant any bonus, severance, change of control or termination pay or material benefits to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (i) pay, discharge or otherwise satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities as reflected or reserved against in the Company 2002 Balance Sheet, or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (j) fail to comply in all material respects with all applicable Laws;

                  (k) fail to pay and discharge any Taxes on the Company (or any of its Subsidiaries) or against any of its properties or assets before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings;

                  (l) fail to perform any of its material obligations under any of the Material Contracts or terminate any of the Material Contracts; or

                  (m)   settle or compromise any material claim or litigation.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

         SECTION 6.01. Company Stockholders' Meeting. If approval of this Agreement and the Merger by the stockholders of the Company is required by the DGCL in order to effect the Merger, the Company shall duly give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting upon this Agreement, the Merger and any related matters as soon as possible following consummation of the Offer. The Company will, through its Board of Directors, recommend (and continue to recommend) to its stockholders their approval and adoption of this Agreement and approval of the Merger until and unless the Board of Directors of the Company shall withdraw its approval or recommendation of this Agreement or the Merger, if and to the extent permitted by, and in accordance with, Section 6.05 hereof. The obligations of the Company contained in the first sentence of this
Section 6.01 shall apply and remain in full force and effect regardless of whether the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger or taken any other actions described in Section 6.05 hereof.

         SECTION 6.02. Company Proxy Statement.
                       -----------------------

         (a) Following consummation of the Offer, if holding of the Company Stockholders' Meeting is required by Law in order to effect the Merger, the Company will, as promptly as practicable following consummation of the Offer but in any event within fifteen (15) days thereafter, file a preliminary Company Proxy Statement with the SEC and will use reasonable efforts to respond to any comments of the SEC or its staff and to cause the definitive Company Proxy Statement promptly to be mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of, and will respond promptly to, any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. The Company shall give Parent an opportunity to review and comment on any correspondence with the SEC or its staff or any proposed materials to be included in the Company Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such materials to which Parent reasonably objects. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly notify Parent thereof and prepare and mail to its stockholders such amendment or supplement. Parent shall furnish to the Company such information concerning itself and Purchaser for inclusion in the Company Proxy Statement as may reasonably be requested by the Company and required to be included in the Company Proxy Statement under applicable Law. The Company shall include in the definitive Company Proxy Statement the recommendation set forth in Section 1.02(a) hereof and shall use all reasonable efforts to solicit, if so requested by Parent, from holders of Common Stock proxies in favor of the Merger and this Agreement and take all other actions reasonably necessary or, in the reasonable opinion of Purchaser, advisable to secure the approval of the Company's stockholders required by the DGCL in order to effect the Merger.

         (b) Notwithstanding the foregoing, if the number of Shares owned by Parent, Purchaser and any other affiliate of Parent collectively, immediately following consummation of the Offer, shall constitute at least ninety (90%) percent of the outstanding Shares, and so long as all other conditions to the Company's obligations set forth in Article VII shall have been satisfied, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as possible after such acquisition, without the approval of the other stockholders of the Company, in accordance with Section 253 of the DGCL. Parent agrees to cause all Shares purchased pursuant to the Offer, and any other Shares owned by Purchaser, Parent or any affiliate of Parent or with respect to which Parent then has the right to vote, to be voted in favor of the approval and adoption of this Agreement and the approval of the Merger.

         SECTION 6.03. Appropriate Action; Consents; Filings.
                       -------------------------------------

         (a) The Company and Parent shall use their respective reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as promptly as practicable; (ii) obtain in a timely manner from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby; and (iii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer, the Merger or the other transactions contemplated hereby that are required under (A) the Exchange Act, and any other applicable federal securities or Blue Sky Laws, (B) the HSR Act and any related governmental request(s) thereunder and (C) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each of the Company and Parent shall furnish to each other all information required from it for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Company Proxy Statement) in connection with the transactions contemplated by this Agreement.

         (b)    Without limiting the generality of its undertakings pursuant to
Section 6.03(a) hereof, each party shall (i) use its commercially best efforts to prevent the entry, in a judicial or administrative proceeding brought under any antitrust Law by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust Laws or any other party, of any permanent or preliminary injunction or other order that would make consummation of the Offer, the Merger or any other transaction contemplated hereby in accordance with the terms of this Agreement unlawful or would prevent or delay it and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to take an appeal of such injunction or order; provided, however, that Parent and Purchaser, together, shall not be required to undertake more than one such appeal.

         (c) Notwithstanding anything to the contrary in this Section 6.03 or elsewhere in this Agreement, the parties agree that, in response to any action taken or threatened to be taken by any court or Governmental Authority, Parent shall not be required to (i) take any action or agree to the imposition of any order or judgment that would compel Parent or the Company (or any of their respective subsidiaries) to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its respective business, operations or assets in order to consummate the Offer, the Merger or any other transaction contemplated hereby or (ii) impose any material limitation(s) on Parent's ability to own or operate any of the businesses and operations of the Company and its Subsidiaries.

         (d) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third-party consents or waivers, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that, without the prior written consent of Parent, the Company and its Subsidiaries shall not incur fees and expenses in excess of $100,000 in the aggregate in order to obtain, and/or in seeking to obtain, any such third-party consents or waivers.

                (ii) In the event that either Parent or the Company shall fail to obtain any third-party consent or waiver described in subsection (d)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent or waiver.

         (e) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Article VIII hereof, each party shall promptly notify the other party in writing of any pending or threatened action, proceeding or investigation by any Governmental Authority or any other person known to it (i) challenging or seeking material damages in connection with the Offer, the Merger or any other transaction contemplated hereby; or (ii) seeking to delay, restrain or prohibit the consummation of the Offer, the Merger or any other transaction contemplated hereby or otherwise limit the right of Parent or Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

         SECTION 6.04.  Access to Information; Confidentiality.
                        --------------------------------------

         (a) From the date hereof to the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use its reasonable best efforts to be released), the Company will provide to Parent (and its representatives) full access to all information and documents which Parent may reasonably request regarding the financial condition, business, assets, liabilities, employees and other aspects of the Company, other than information and documents that in the opinion of the Company's counsel may not be disclosed under applicable Law. Parent shall keep such information confidential in accordance with the terms of the confidentiality agreement, dated June 11, 2002 (the "Confidentiality Agreement"), between Parent and Wachovia Securities.

         (b) No investigation pursuant to this Section 6.04 shall affect any representation or warranty or any condition to the obligations of the parties hereto contained in this Agreement.

         SECTION 6.05. No Solicitation of Competing Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer or director or any agent acting at the Company's authorization or direction, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries about or the making of any proposal that the Company enter into any Competing Transaction (as defined below), or enter into, maintain or have discussions or negotiate with any person in furtherance of such inquiries or to obtain or seek to obtain a Competing Transaction, or agree to, recommend or endorse any Competing Transaction or withdraw or modify, or propose publicly to withdraw or modify, its recommendation set forth in Section 1.02(a) hereof, or authorize or permit any person to take any such action, and the Company shall notify Parent orally (within one (1) business day) and in writing (as promptly as practicable) after receipt by any officer or director of the Company or any Subsidiary or any investment banker, financial advisor, agent or attorney retained by the Company or any Subsidiary, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for non-public information relating to the Company or any of its Subsidiaries either in connection with such an inquiry or proposal or when such request for non-public information could reasonably be expected to lead to such a proposal; provided, however, that nothing contained in this Section 6.05 or any other provision hereof shall prohibit the Board of Directors of the Company from, (i) at any time prior to the acceptance for payment by Purchaser of the Shares, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide proposal for a Competing Transaction if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of such directors to the Company's stockholders under applicable Law, and, solely with respect to entering into such discussions or negotiations, the Board of Directors of the Company determines in good faith, based on the advice of its financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company's stockholders, from a financial point of view, than the Offer and the Merger and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides at least two (2) business days' prior written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in such notice, in reasonable detail, the identity of the person making such proposal and the terms and conditions of such proposal, (y) provides Parent with all information to be provided to such person which Parent has not previously been provided, and (z) receives from such person an executed confidentiality agreement in reasonably customary form and having terms no less favorable to the Company than those contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 (and any associated obligation under Rule 14D-9) promulgated under the Exchange Act with regard to a third-party tender or exchange offer; provided, however, that the Board of Directors of the Company shall not recommend acceptance of such tender or exchange offer unless, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel who may be the Company's regularly engaged independent legal counsel, failure to recommend such acceptance would constitute a breach of its fiduciary duties to the Company's stockholders under applicable Law; (iii) referring any third party to this Section 6.05 or making a copy of this Section
6.05 available to any third party; or (iv) at any time prior to the acceptance for payment by Purchaser of the Shares, failing to make or withdrawing or modifying its recommendation referred to in Section 1.02(a) hereof following the making of an unsolicited, bona fide proposal relating to a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of such directors to the Company's stockholders under applicable Law and the Board of Directors of the Company determines in good faith, based on the advice of its financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company's stockholders, from a financial point of view, than the Offer and the Merger. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this Agreement, the term "Competing Transaction" shall mean: (i) any merger, consolidation, liquidation, share exchange, business combination, recapitalization or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets or capital stock of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the Shares (other than by the Company or any affiliate thereof) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the Shares or any other class of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For a Competing Transaction to be more favorable to the Company's stockholders, it must be a bona fide proposal made by a third party to acquire, for consideration consisting solely of cash and/or equity securities, more than fifty (50%) percent of the voting power of the outstanding Shares or all, or substantially all, of the assets of the Company and for which financing, to the extent required, is then committed or which, in the good faith, reasonable judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

         SECTION 6.06. Directors' and Officers' Insurance.
                       ----------------------------------

         (a) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, if available, either (i) directors' and officers' liability insurance covering only those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; or (ii) the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this
Section 6.06(a) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance coverage (i.e., the current annual premium paid by the Company is $240,000).

         (b) This Section 6.06 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and the directors and officers of the Company in office at the Effective Time (the "Insured Parties"), shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Insured Parties.

         (c) The parties hereto hereby acknowledge that, as of the date hereof, the Company has entered into six-year indemnification agreements with each of the Company's current officers and directors. Subject to the following sentence, such indemnification agreements and the provisions of this Section
6.06 shall constitute the only legal and contractual provisions, at the Effective Time, providing indemnification or directors' and officers' liability insurance for any of the former or present officers, directors, employees or agents of the Company, except only as may otherwise be specifically required under the DGCL. Parent has guaranteed the obligations of the Company under such indemnification agreements, subject to the occurrence of, and following, the Effective Time and subject to the limitations contained therein.

         SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Article VIII hereof, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause: (i) any representation or warranty made in this Agreement by such party, or any information furnished in the Company Disclosure Schedule by such party, as the case may be, to be inaccurate either at the time such representation or warranty was made, or such information is furnished, or at the time of the occurrence or non-occurrence of such event; or (ii) any failure by such party to comply with or satisfy any condition to the obligations of such party to effect the Offer, the Merger and the other transactions contemplated by this Agreement, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any of the conditions to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any schedule of the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter on the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the New York Stock Exchange, the Nasdaq National Market or any other national securities exchange to which Parent or the Company may be a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

         SECTION 6.09. Bonus Plan. With respect to the Company's Management Bonus and Profit Sharing Plan, the determination of whether the performance targets have been met thereunder for the Company's fiscal year ending December 31, 2003 shall be made based on the actual performance results as of the end of such fiscal year; provided, however, that the impact of the Company Transaction Expenses (as defined below) shall be disregarded for purposes of determining whether such targets have been met; and provided, further, that in determining whether such targets have been met, the corporate expenses actually incurred or accrued by the Company through the Effective Time shall be annualized in determining the costs and expenses for the full 2003 fiscal year, whether or not actual costs and expenses were higher or lower. As used herein, the term "Company Transaction Expenses" means all reasonable and documented costs, expenses and fees incurred by the Company (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, attorneys and other experts and consultants to the Company and its affiliates, and all printing and advertising expenses) actually incurred or accrued by it since January 1, 2003 or on its behalf in connection with the Offer, the Merger or any other transaction contemplated hereby, and shall specifically include any severance, change of control or similar payments made by the Company to any of its officers and employees directly as a result of the transactions contemplated hereby.

         SECTION 6.10. Stockholder Litigation. The Company shall use its reasonable best efforts to defend any stockholder litigations or claims against the Company and its directors (and/or officers) relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement (including any derivative claims) and shall give Parent the opportunity to participate, at Parent's expense, in, and shall actively cooperate with Parent in, the defense or (subject to Section 5.01(m) hereof) settlement of any such litigations or claims.

         SECTION 6.11. Termination of 401(k) Plan and Executive Deferred Compensation Plan. The Company shall take all such actions required so that, prior to the Effective Time, each of the Company's 401(k) Profit Sharing Plan and the Signal Technology Executive Deferred Compensation Plan is terminated without any further material monetary liability or obligation thereunder.

         SECTION 6.12. Additional Company SEC Reports; Financial Statements. From and after the date of this Agreement until the Effective Time: (i) the Company shall timely file all forms, reports and documents required to be filed by it with the SEC; (ii) each of such forms shall be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder; (iii) each of such forms will not at the time it is filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and (iv) each of such forms will not at the time it is filed omit any documents required to be filed as exhibits thereto. Each of the consolidated financial statements (including, in each case, the notes thereto) contained in the SEC reports referred to in the previous sentence shall be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each will fairly present the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with U.S. generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected by the Company to be material in amount).

         SECTION 6.13. Rights Agreement. On or as soon as practicable following the date hereof (and prior to the commencement of the Offer), the Company shall amend the Rights Agreement, dated as of January 26, 1999, between the Company and Bank Boston, N.A., as Rights Agent (the "Rights Agreement"), (i) to render the Rights Agreement inapplicable to this Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated hereby and thereby and (ii) to ensure that (x) neither Parent nor Purchaser is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (y) a Share Acquisition Date, Distribution Date or Triggering Event (in each case, as defined in the Rights Agreement) does not occur by reason of the execution of this Agreement or the Tender and Voting Agreements, or the commencement or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender and Voting Agreements. The Company may not further amend, or invoke the provisions of, the Rights Agreement unless this Agreement shall have been terminated in accordance with the provisions of Section 8.01 hereof.

         SECTION 6.14. Limitation on Expenses. The Company shall not incur Actual Transaction Expenses in excess of the amount set forth on Schedule 3.19 of the Company Disclosure Schedule, without the prior written consent of Parent.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

         SECTION 7.01. Conditions to the Obligation of Each Party. The obligation of each of the Company, Parent and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

                  (a) if required by applicable Law, this Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote at a meeting or the written consent of the stockholders of the Company in accordance with the DGCL;

                  (b) Purchaser shall have purchased Shares pursuant to the Offer; and

                  (c) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any Governmental Authority or court of competent jurisdiction and remain in effect that prohibits consummation of the Merger, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal or prohibits the Merger.


                                  ARTICLE VIII

                       TERMINATION; AMENDMENT; AND WAIVER
                       ----------------------------------

         SECTION 8.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                  (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Purchaser and the Company; or

                  (b) by either Parent, Purchaser or the Company if either (i) the Offer shall not have been consummated on or before June 30, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such Termination Date; provided, further, that, if a Request for Additional Information is received from a Governmental Authority pursuant to the HSR Act, such Termination Date shall be extended up to the 90th day following acknowledgment by such Governmental Authority that Parent and the Company have complied with such Request, but in any event not later than August 29, 2003; and, provided, further, that if there shall be instituted or pending, at any scheduled expiration date of the Offer, any suit, action or proceeding by any person (and not a Governmental Authority) that would give rise to the failure of a condition set forth in subsection (a) of Annex A hereto, the parties hereto shall reasonably and mutually seek to agree to any appropriate extension of the Termination Date; (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Authority shall have issued an order, judgment, decree, ruling, injunction or taken any other action restraining, enjoining or otherwise prohibiting or materially altering the terms of the Offer or the Merger and such order, judgment, decree, ruling, injunction or other action shall have become final and nonappealable (any such order, judgment, decree, ruling, injunction or action shall be deemed final and nonappealable if Parent or Purchaser is exercising its right to terminate under this
         Section 8.01(b)(ii) and Parent or Purchaser has unsuccessfully appealed the same on at least one (1) occasion), except that no party may terminate pursuant to this Section 8.01(b)(ii) unless such party shall have complied with its obligations under Section 6.03(a) and (b) hereof, subject to the terms of Section 6.03(c) hereof, and Section
         6.10 hereof, as applicable; or (iii) the Offer expires pursuant to its terms without the acceptance for payment of Shares thereunder; provided, however, that neither Parent, Purchaser nor the Company has the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) if the failure of the acceptance for payment of Shares pursuant to the Offer to occur is attributable to the failure of such party to perform any of the covenants contained in this Agreement required to be performed by it at or prior to the acceptance for payment of Shares pursuant to the Offer; or

                 (c) by Parent, if (i) the Company's Board of Directors shall have withdrawn, modified, or changed its approval or recommendation in respect of this Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, or adverse to Parent or Purchaser, (ii) the Company's Board of Directors shall have recommended any Competing Transaction, (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05 hereof or
         (iv) the Board of Directors of the Company shall have resolved to take any of the foregoing actions; or

                  (d) by the Company, at any time prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company, after its compliance with its obligations under Section
         6.05 hereof, shall have recommended or resolved to recommend to the stockholders of the Company a proposal for a Competing Transaction under circumstances where a majority of such directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept such proposal would constitute a breach of the fiduciary duties of such directors to the Company's stockholders under applicable Law and (ii) based on the advice of its financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company's stockholders, from a financial point of view, than the Offer and the Merger; provided, that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective unless and until (A) the Board of Directors of the Company has provided Parent with written notice that the Company intends to enter into a binding written agreement in respect of such Competing Transaction, (B) the Company shall have attached thereto the most current, written version of such Competing Transaction, (C)
         Parent does not make, within three (3) days after receipt of the Company's written notice, an offer that the Board of Directors of the Company (which shall be obligated to timely review in good faith any such revised or new offer) shall have determined in good faith (after consultation with its aforementioned outside legal and financial advisors) is at least as favorable to the stockholders of the Company as such Competing Transaction and (D) the Company has made payment of the full Termination Fee required by Section 8.03(a) hereof as a condition to its ability to terminate under this subsection (d); provided, further, that the parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, a Competing Transaction may not be deemed to be more favorable to the Company's stockholders unless it is a bona fide proposal made by a third party to acquire, for consideration consisting solely of cash and/or equity securities, more than fifty (50%) percent of the voting power of the outstanding Shares or all, or substantially all, of the assets of the Company and for which financing, to the extent required, is then committed or which, in the good faith, reasonable judgment of the Board of Directors of the Company, is capable of being obtained by such third party; or

                  (e) by the Company, at any time prior to the acceptance for payment of Shares pursuant to the Offer, in the event of a breach by Parent or Purchaser of any representation, warranty or material agreement contained herein, which breach is incapable of being cured or, with respect to a breach that is curable, has not been cured within twenty (20) business days after the giving of written notice thereof to Parent or Purchaser, as applicable, except in any case under this subsection (e) for such breaches which are not reasonably likely to affect adversely Parent's or Purchaser's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement; or

                  (f) by Parent, at any time prior to the acceptance for payment of Shares pursuant to the Offer, in the event of a breach by the Company of any representation, warranty or material agreement contained herein such that such breach would give rise to the failure of a condition set forth in subsections (f) or (g) (after giving effect to the cure provisions contained therein) of Annex A hereto after the giving of written notice thereof to the Company; or

                  (g) by the Company, if Parent or Purchaser shall have failed to commence the Offer in accordance with the first sentence of Section 1.01(a) hereof.

         SECTION 8.02. Effects of Termination. Except as provided in Sections 6.04, 6.08 and 9.01 hereof, in the event of the termination of this Agreement pursuant to, and in accordance with, Section 8.01 hereof, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Purchaser or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, subject to the sole and exclusive remedies of Parent and Purchaser set forth in
Section 8.03 hereof; provided, that nothing herein shall relieve any party from liability for any willful breach hereof. The payment of the Termination Fee and Expenses under Section 8.03(a) hereof by the Company following a termination pursuant to Section 8.01(c) or 8.01(d) hereof shall constitute liquidated damages in consideration of the time and opportunity and related costs of Parent and Purchaser and, upon receipt of such Termination Fee and Expenses, Parent and Purchaser shall have no further recourse at law or in equity against the Company in respect of this Agreement or any breach hereof other than as provided in this
Section 8.02.

         SECTION 8.03. Fees and Expenses.
                       -----------------

         (a) The Company shall pay Parent a cash fee of $4,500,000 (the "Termination Fee") plus Expenses (as hereinafter defined) upon the termination of this Agreement pursuant to Section 8.01(c) or 8.01(d) hereof.

         (b) As used herein, the term "Expenses" means all reasonable and documented out-of-pocket expenses (excluding any wages or salaries of any of Parent's or Purchaser's or any of their affiliates' employees and any transportation expenses associated with means of transportation owned by Parent or any of its affiliates) and fees incurred by Parent and/or Purchaser prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to Parent, and its affiliates and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Offer, the Merger or any other transaction contemplated hereby; provided, however, that Expenses shall not exceed $500,000 (the "Cap").

         (c) Any Termination Fee and Expenses required to be paid pursuant to this Section 8.03 shall be paid as promptly as practicable but not, subject to
Section 8.01(d)(D) hereof, later than five (5) business days after the termination giving rise to the Termination Fee and shall be paid by wire transfer of immediately available funds to an account designated by Parent.

         (d) Except as otherwise provided in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Offer, the Merger or any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction contemplated hereby is consummated.

         (e) In the event that the Company shall fail to pay the Termination Fee and/or Expenses when due, the term "Expenses" shall be deemed to include, irrespective of the Cap, the costs and expenses actually incurred or accrued by Parent and its affiliates

(including, without limitation, fees and expenses of counsel) in connection with the collection of such Termination Fee and Expenses, and the Company shall pay interest on such unpaid Termination Fee and/or Expenses, commencing on the date that such Termination Fee and/or Expenses became due, at a rate equal to the rate of interest publicly announced by Fleet Bank, from time to time, in the City of Boston, at such Bank's Base Rate plus two (2%) percent; provided, however, that the costs of collection reimbursable under this subsection (e) shall not exceed $250,000.

         SECTION 8.04. Amendment. Subject to Section 1.03(c) hereof, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, if required, no amendment may be made which would reduce the Per Share Amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. Waiver. Subject to Section 1.03(c) hereof, at any time prior to the Effective Time, any party hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

         SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificates delivered pursuant hereto by any persons shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section
8.01 hereof, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 hereof shall survive the Effective Time in accordance with their respective terms, and those agreements set forth in Sections 6.08, 8.02 and 8.03 hereof and in this Article IX shall survive the termination of this Agreement indefinitely.

         SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a later notice given in accordance with this Section 9.02):

         if to Parent or Purchaser:

                  Corporate Secretary
                  Crane Co.
                  100 First Stamford Place
                  Stamford, CT 06902
                  Facsimile:   (203) 363-7350

         with a copy (which shall not constitute notice) to:

                  Stephen R. Connoni, Esq.
                  Janice C. Hartman, Esq.
                  Kirkpatrick & Lockhart LLP
                  Henry W. Oliver Building
                  535 Smithfield Street
                  Pittsburgh, PA 15222
                  Facsimile:   (412) 355-6501

         if to the Company:

                  George Lombard
                  Signal Technology Corporation
                  222 Rosewood Drive
                  Danvers, MA 01923
                  Facsimile:   (978) 774-2939

         with a copy (which shall not constitute notice) to:

                  Roger D. Feldman, Esq.
                  Fish & Richardson P.C.
                  225 Franklin Street
                  Boston, MA 02110
                  Facsimile:   (617) 542-8906

         SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                  (b) "associate" shall have the meaning ascribed thereto under Rule 405 promulgated under the Securities Act;

                  (c) "beneficial owner", with respect to any shares of capital stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

                  (d) "business day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston, Massachusetts;

                  (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (f) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency, instrumentality or commission;

                  (g) "knowledge of the Company" means the knowledge of any of the individuals listed under the heading "Senior Management" in the Company's 2002 Annual Report to Stockholders, after their making reasonable inquiries of appropriate persons within the Company;

                  (h) "person" means a natural person, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity;

                  (i) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                  (j) "Tax" means any U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

         SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the Offer, the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign and/or delegate all or any of their rights and obligations hereunder to any affiliate of Parent so long as no such assignment or delegation shall relieve the assigning or delegating party of its obligations hereunder if such assignee or delegee does not perform such obligations.

         SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06(a) hereof (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 9.08. Governing Law; Exclusive Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware State or federal court sitting in the City of Wilmington.

         SECTION 9.09. Consent to Jurisdiction and Venue.
                       ---------------------------------

                  (a) EACH OF PARENT, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND TO THE

         JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON. EACH OF PARENT, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN SUCH ACTION OR PROCEEDING IN SUCH FORUM AND ANY OBJECTION TO SUCH FORUM ON THE BASIS OF IT BEING AN INCONVENIENT FORUM. EACH OF PARENT, THE COMPANY AND PURCHASER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

                  (b) EACH OF PARENT, THE COMPANY AND PURCHASER IRREVOCABLY CONSENTS TO ANY SERVICE OF A SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 9.09 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective executive officers thereunto duly authorized.

                                    CRANE CO.
Attest:

/s/ Augustus I. duPont              By: /s/ Eric C. Fast
----------------------                 -----------------------------------
Title: Secretary                    Name:           Eric C. Fast
                                    Title: President and Chief Executive Officer


                                    STC MERGER CO.
Attest:

/s/ Augustus I. duPont              By: /s/ Eric C. Fast
----------------------                 -----------------------------------
Title: Secretary                    Name:          Eric C. Fast
                                    Title: President and Chief Executive Officer


                                    SIGNAL TECHNOLOGY CORPORATION
Attest:

/s/ Roger D. Feldman                By: /s/ George Lombard
----------------------                 -----------------------------------
Title: Secretary                                    George Lombard
                                    Title:  Chairman and Chief Executive Officer

                                     ANNEX A
                                       to
                          Agreement and Plan of Merger


                             Conditions to the Offer
                             -----------------------


         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares tendered pursuant to the Offer if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to Shares, if any, previously acquired by Purchaser or Parent or any of their respective affiliates, represents a majority of the then total issued and outstanding Shares (assuming, for this purpose, the exercise of all options to purchase Shares which are then or which will be within six (6) months thereafter vested and exercisable) (the "Minimum Condition"), (ii) any applicable waiting period (and any extension(s) thereof) under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and prior to any acceptance for payment or payment for any Shares pursuant to the Offer, any one or more of the following events shall have occurred:

                 (a) there shall be instituted or be pending by any person or Governmental Authority any suit, action or proceeding, that is reasonably likely to prevail, (i) challenging or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or to substantially deprive Parent of any of its anticipated benefits of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business, operations or assets of the Company or Parent and/or its subsidiaries or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and/or its subsidiaries as a result of the Offer or the Merger, or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or exercise full rights of ownership of Shares, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company;

                 (b) any statute, rule, regulation, judgment, order or injunction shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer and/or the Merger, or any other action shall be taken by any Governmental Authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of subsection (a) above;

                 (c)   there shall have occurred a Company Material Adverse
                       Effect;



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



                 (d) (i) the Company's Board of Directors shall have withdrawn, modified, or changed its approval or recommendation in respect of the Merger Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, or adverse to Parent or Purchaser, (ii) the Company's Board of Directors shall have recommended any Competing Transaction, (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05 of the Merger Agreement, or (iv) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

                 (e) the Company, Purchaser and Parent shall have agreed in writing to terminate the Offer, or the Merger Agreement shall have been terminated in accordance with its terms;

                 (f) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without regard to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as if such representations and warranties were made at the time of any such determination, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, that the condition contained in this subsection (f) shall be deemed not to have been triggered so long as the failure of all such representations and warranties so to be true and correct would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer;

                 (g) the Company shall have failed to perform in any material respect any of its obligations required to be performed by it under the Merger Agreement at or prior to consummation of the Offer, which failure to perform is incapable of being cured or, with respect to a failure that is curable, has not been cured within twenty (20) business days after the giving of written notice thereof by Parent to the Company; provided, that any material breach of Section 6.05 of the Merger Agreement shall be covered by subsection (d) above and not this subsection
                       (g); provided, further, that with respect to any breach by the Company of the provisions of Section 2.04(a) (other than the first sentence thereof, which has no cure period) of the Merger Agreement, the Company shall be afforded up to thirty (30) business days to cure such breach; or

                 (h) there shall have occurred, and continued to exist, (x) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (y) a commencement of a war, armed hostilities or other national or international calamity involving the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material worsening or acceleration thereof, or (z) a material limitation (whether or not mandatory) by any

                       Governmental Authority on the extension of credit by banks or other lending institutions, which in the case of clauses (x), (y) or (z) prevents Parent from borrowing money pursuant to its credit facilities in effect on the date hereof.

         The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph hereof) are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part, at any time and from time to time in their sole discretion, in each case, subject to any applicable provisions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

         Capitalized terms used herein but not defined herein shall have the meanings given them in the Merger Agreement, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is attached.



                                      A-3